EXHIBIT 99

PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798 NASDAQ Global Market "ABNJ"		For Immediate Release November 14, 2006

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
FISCAL 2006 EARNINGS

Bloomfield, New Jersey - November 14, 2006 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $2,133,000 for the year ended September 30, 2006. By comparison, net income for the year ended September 30, 2005 was $2,043,000. Basic and diluted earnings per share for the year ended September 30, 2006 were $0.16 and $0.16, respectively. By comparison, for the year ended September 30, 2005, basic and diluted earnings per share were $0.15 and $0.15, respectively after adjusting for the exchange of shares relating to the Company's recent second-step conversion.

On October 5, 2005, American Savings, MHC closed its second step conversion. Through this transaction, the Company replaced ASB Holding Company as the holding company of American Bank of New Jersey, a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey. Upon closing the conversion, each share of ASB Holding Company stock was exchanged for 2.55102 shares of American Bancorp of New Jersey, Inc. The earnings for the year ended September 30, 2005 reported by American are those of ASB Holding Company.

For the year ended September 30, 2006, loans receivable, net increased $57.6 million or 16.9% to $398.6 million from $341.0 million at September 30, 2005. The growth was comprised of net increases in multi-family, commercial real estate and construction loans totaling $30.5 million, coupled with net increases in commercial and business loans totaling $5.3 million. Together, net growth in these loan balances totaled $35.8 million comprising nearly two-thirds of the Company's net increase in loans receivable for the year. The remaining net growth in loans included increases in 1-4 family mortgages, including equity loans and home equity lines of credit, totaling $22.2 million.

For that same period, the balance of the Company's cash and cash equivalents decreased by a net of $118.6 million. This net decrease funded the return of approximately $33.7 million in oversubscriptions relating to the Company's second step conversion which closed October 5, 2005. The decrease in cash and cash equivalents also funded net growth in investment securities for the year of $14.9 million. The remaining net reduction in cash served as the primary funding source for the net growth in loans reported for the year.

Deposits decreased by $13.8 million or 4.0% to $327.1 million at September 30, 2006 from $340.9 million at September 30, 2005. This decrease included net outflows of $6.7 million from one municipal account relationship of which a significant portion related to disbursements made by the municipality to fund the completed stages of a capital improvement project. The remaining outflows were attributable to a loss of deposits resulting from the interest rates paid by a highly competitive marketplace. Offsetting this outflow of deposits, in part, was an increase of $2.3 million in short term borrowings from the Federal Home Loan Bank. Finally, of the $115.2 million of stock subscriptions held at September 30, 2005, $81.5 million was utilized to purchase Company shares in the second step conversion and, as noted earlier, $33.7 million were returned as oversubscriptions.

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The continued growth in the Company's commercial lending activities contributed significantly to improved yields on earning assets, which increased 29 basis points from 4.84% to 5.13%. However, these improved yields were more than offset by increases in the cost of interest-bearing liabilities which grew by 76 basis points from 2.56% to 3.32%. This increase in interest costs was largely attributable to higher costs of interest-bearing deposits, which grew 87 basis points from 2.16% to 3.03%. Consequently, the Company reported a lower net interest spread for the year ended September 30, 2006 from that reported for the prior year ended September 30, 2005. For those comparative periods, the Company's net interest spread shrank 46 basis points from 2.28% to 1.82%.

The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. However, the effects of that compression were more than offset by the impact of the additional capital raised in the Company's second-step conversion. As a result, the Company's net interest margin increased 14 basis points from 2.60% for the year ended September 30, 2005 to 2.74% for the year ended September 30, 2006.

Overall loan growth and improvements in net interest margin contributed significantly to a $2.5 million or 22.5% improvement in net interest income from $11.1 million for the year ended September 30, 2005 to $13.5 million for the year ended September 30, 2006. This improvement was offset, in part, by comparatively higher provisions for loan losses. For those same comparative periods, the Company's net loan loss provision increased $384,000 from $81,000 to $465,000. The increase in loan loss provision was primarily attributable to the comparatively higher net growth in our commercial loan portfolio.

Noninterest income decreased $175,000 from $1,196,000 for the year ended September 30, 2005 to $1,021,000 for the year ended September 30, 2006. This reduction in noninterest income was primarily attributable to a $271,000 loss on sale of an underperforming investment security during the first quarter of fiscal 2006 compared with similar losses of $16,000 in fiscal 2005. Offsetting the net $255,000 increase in security sale losses was comparatively higher income from cash surrender value of life insurance of approximately $45,000 and increases to deposit service fees and charges of $32,000.

Excluding the security sale losses, the comparative improvement in net interest and noninterest income were largely offset by increases to noninterest expense. Noninterest expense increased $1.7 million from $8.9 million for the year ended September 30, 2005 to $10.7 million for the year ended September 30, 2006. Significant components of this growth in operating costs include comparative increases to salaries and employee benefits of $1.0 million, increased occupancy and equipment costs of $119,000, increases in advertising and marketing costs of $62,000, comparatively higher legal costs of $52,000, increases in professional and consulting costs of $257,000 and increases to other non interest expenses of $247,000.

The comparative $1.0 million increase in salaries and employee benefits from fiscal 2005 to fiscal 2006 includes increases of $448,000 to employee salaries and payroll taxes. Such increases were primarily attributable to growth in the Company's commercial lending staff and additions to retail deposit staff in anticipation of the Company's next branch opening. Other noteworthy increases to salaries and employee benefits resulted from the completion of Company's second step conversion and the subsequent implementation of the Company's 2006 Equity Incentive Plan approved by shareholders in May, 2006. ESOP costs increased $310,000 from $270,000 for fiscal 2005 to $580,000 for fiscal 2006. For those same comparative periods, restricted stock plan costs increased $405,000 from $207,000 to $612,000. Finally, the Company began recognizing stock options expense beginning in fiscal 2006. For the year ended September 30, 2006, the Company recorded $384,000 in stock options expense for which no comparative expense was recorded in the prior fiscal year. Offsetting these increases in fiscal 2006 was a comparative $413,000 decrease in expenses relating to the Company's director retirement plan. Plan expenses for fiscal 2005 which totaled $477,000 had reflected expense accrual adjustments resulting from changes to the benefit terms of that plan. By comparison, directors retirement plan expenses for fiscal 2006 totaled $64,000 reflecting no such changes to plan benefit terms.

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The comparative increase in occupancy and equipment costs of $119,000 for the year ended September 30, 2006 from the prior fiscal year was attributable, in part, to the recognition of approximately $91,000 of deposit branch acquisition costs relating to sites for which the Bank and/or Seller were unable to fulfill the conditional terms of the sales contract. Such expenses would have been capitalized into the depreciable cost of the branch had they come to fruition. Notwithstanding these challenges, the Company continues to pursue its deposit branch growth strategy. Toward that end, the Bank has nearly completed the construction of a full service branch located along Bloomfield Avenue in Verona, New Jersey. The remaining increase in occupancy and equipment costs is attributable primarily to additional property tax expense relating to that branch. Additionally, the Company recently received the requisite municipal approvals needed to construct a full service branch on a site in Clifton, New Jersey.

Other increases in noninterest expense for those same comparative periods included increases in advertising and marketing expenses of $62,000 attributable primarily to costs associated with enhanced corporate and lending marketing programs. Legal expenses for the year ended September 30, 2006 were $52,000 higher than those recorded for fiscal 2005. This comparative increase in legal expenses was attributable, in large part, to the Company's annual meeting held in May, 2006 and matters addressed by shareholders at that time.

Professional and consulting fees increased $257,000 to $531,000 for the year ended September 30, 2006 from $274,000 for fiscal 2005. In large part, these increases were attributable to audit and consulting costs incurred by the Company relating to compliance with the Sarbanes Oxley Act of 2002 and the outsourcing of other internal audit and compliance-related services.

Finally, the Company recognized noteworthy increases in a variety of other noninterest expenses in fiscal 2006 compared with fiscal 2005. Other noninterest expenses increased $247,000 from $752,000 for the year ended September 30, 2005 to $999,000 for the year ended September 30, 2006. A significant portion of this increase was directly attributable to the Company's conversion into a fully public entity. Such cost increases include those associated with corporate insurance, transfer agent services, NASDAQ membership fees and regulatory oversight costs. Additional increases in other noninterest expense resulted from the implementation of the Company's strategic growth and business diversification strategies. For example, the Company recognized a substantial portion of the general and administrative "start up costs" of its new deposit branch in the fourth quarter of fiscal 2006. The Verona branch location is scheduled to open in the first quarter of fiscal 2007.

The following table presents selected comparative financial data for the periods ended September 30, 2006 and September 30, 2005 and selected comparative operating data for the fiscal years ended on those same dates.

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FINANCIAL HIGHLIGHTS (unaudited)
	At September 30,
	2006		2005
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA:
Assets
Cash and cash equivalents	$ 7,165	1.39%	$ 125,773	22.63%
Securities available-for-sale	74,523	14.49	62,337	11.21
Securities held-to-maturity	10,547	2.05	7,824	1.41
Loans held for sale	-	-	280	0.05
Loans receivable, net	398,624	77.51	341,006	61.36
Premises and equipment	6,523	1.27	4,131	0.74
Federal Home Loan Bank stock	3,356	0.65	3,119	0.56
Cash surrender value of life insurance	8,747	1.70	7,512	1.35
Accrued interest receivable	1,979	0.38	1,468	0.26
Other assets	2,855	0.56	2,410	0.43
Total Assets	$ 514,319	100.00	$ 555,860	100.00
Liabilities and equity
Deposits	$ 327,147	63.61%	$ 340,925	61.33%
Stock subscriptions received	-	-	115,201	20.72
Advances for taxes and insurance	2,466	0.48	2,443	0.44
Borrowings	56,075	10.90	53,734	9.67
Other liabilities	3,770	0.73	3,578	0.64
Amount reclassified on ESOP shares	-	-	473	0.09
Equity	124,861	24.28	39,506	7.11
Total liabilities and equity	$ 514,319	100.00%	$ 555,860	100.00%
		% Total Loans		% Total Loans
Loan Data
1-4 family mortgage loans	$ 272,318	68.32%	$ 259,289	76.04%
Home equity loans	12,294	3.08	8,814	2.58
Home equity lines of credit	19,194	4.82	13,455	3.95
Multifamily mortgage loans	35,059	8.80	27,489	8.06
Nonresidential mortgage loans	38,394	9.63	31,072	9.11
Land and property acquisition loans	534	0.13	-	-
Construction loans	16,155	4.05	1,098	0.32
Commercial loans	6,078	1.52	746	0.22
Consumer loans	720	0.18	701	0.21
Allowance for loans losses	(2,122)	(0.53)	(1,658)	(0.49)
Loans receivable, net	$ 398,624	100.00%	$ 341,006	100.00%
		% Total Deposits		% Total Deposits
Deposit Data
Noninterest-bearing deposits	23,545	7.20	25,583	7.50
Interest-bearing checking	31,429	9.61	39,264	11.52
Savings	107,008	32.71	123,270	36.16
Certificates of deposit	165,165	50.48	152,808	44.82
Deposits	327,147	100.00	340,925	100.00

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FINANCIAL HIGHLIGHTS (continued)
(unaudited)

	For the year ended September 30,
	2006	2005
SELECTED OPERATING DATA:
Total interest income	$ 25,344	$ 20,601
Total interest expense	11,802	9,546
Net interest income	13,542	11,055
Provision for loan losses	465	81
Net interest income after provision for loan losses	13,077	10,974
Noninterest income	1,021	1,196
Noninterest expense	10,657	8,924
Income before income taxes	3,441	3,246
Income tax provision	1,308	1,203
Net income	$ 2,133	$ 2,043

	At or for years ended September 30,
	2006	2005
SELECTED FINANCIAL DATA:
Performance Ratios:
Return on average assets	0.42%	0.46%
Return on average equity	1.68	5.30
Net interest rate spread	1.82	2.28
Net interest margin	2.74	2.60
Operating (noninterest) expense to average total assets	2.08	2.02
Efficiency Ratio	73.18	72.84
Average interest-earning assets to average interest-bearing liabilities	138.70	114.30

Capital Ratios:
Equity to total assets at end of period	24.28	7.11
Average equity to average assets	24.72	8.74

Asset Quality Ratios:
Non-performing loans to total loans	0.52	0.34
Non-performing assets to total assets	0.41	0.21
Net charge offs to average loans outstanding	0.00	0.00
Allowance for loan losses to non-performing loans	101.64	142.62
Allowance for loan losses to total loans	0.53	0.48

PER SHARE DATA:
Earnings per share
Basic	$ 0.16	$ 0.15
Diluted	$ 0.16	$ 0.15

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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